UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 7, 2014

Nyxio Technologies Corporation

(Exact name of small business issuer as specified in its charter)

Nevada	98-0501477
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1330 S.W. 3rd Ave., Portland, Oregon 97201
(Address of principal executive offices)

800-398-4132
(Issuer’s telephone number)

_______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 7, 2014, our board of directors appointed Mark Gustavson to serve as our new Chief Financial Officer.

Mark Gustavson is currently the President and founder of MedicuRX Corporation, a position he has held since February 6, 2013. From July of 2012 through January of 2013, he was the President and CEO of ImCure Therapuetics, Inc. From June 15, 2009 through November of 2011, Mr. Gustavson served as an Executive Vice President at EVP Colmen Group LLC. Mr. Gustavson has been a Director of Valdor International Technologies, Inc. from December of 2012 to June 2013. He began his career as a Private Banker at Hong Kong and Shanghai Banking Corporation (HSBC) in Saipan, Commonwealth of the Northern Mariana Islands. While at HSBC, Mr. Gustavson was a Portfolio and Global Investment Manager where his focus included introducing early stage technology companies to domestic investors. He is a seasoned and accomplished banker with focus in institutional backed plays and international business and has held many simultaneous roles, including Angel Investor, reorganization specialist and company founder; with unrivaled domain experience in industry-transforming technology companies. His sector specialties include: biotechnology, fiber optics, IP based banking, mobile payment systems, IP payment technologies and social media. Mr. Gustavson received a Bachelor of Science in Political Science (minor in sociology, concentration in economics) from the University of Oregon in 1991. He currently resides in the San Francisco Bay Area.

Our newly-appointed CFO has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. There are no family relationships among our officers and directors.

At this time, we do not have a written employment agreement or other formal compensation agreement with Mr. Gustavson. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nyxio Technologies Corporation

/s/ Giorgio Johnson

Giorgio Johnson

Chief Executive Officer

Date: November 18, 2014

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